Exhibit 99.1

Contact:	Matthew Shapiro

(212) 655-0220

Capital Trust Reports Year End 2006 Results and

Increases Quarterly Cash Dividend

NEW YORK, NY – February 28, 2007 - Capital Trust, Inc. (NYSE: CT) today reported results for the quarter and year ended December 31, 2006. The Company also announced today that its Board of Directors declared a first quarter 2007 regular cash dividend of $0.80 per share of Class A Common Stock. The dividend will be payable on April 15, 2007 to stockholders of record on March 31, 2007. The $0.80 per share dividend represents a $0.05 per share (7%) increase from the prior quarter's regular cash dividend of $0.75 per share.

Highlights included:

•	Strong Operating Results: reported net income of $0.91 per share (diluted) for the fourth quarter and $3.40 per share (diluted) for the full year, an increase of 18% year over year.

•	Record Originations: originated over $2.1 billion of new investment commitments for the year and $737 million in the fourth quarter, both records for the Company.

•	Continued Portfolio Performance: recorded no losses or reserves for losses during the year in any portfolio.

•	New Investment Management Mandates: raised $575 million of third party equity commitments for two new investment management vehicles.

•	New International Initiative: made a founding equity investment in Bracor Investimentos Imobiliarios Ltda., a commercial real estate net lease company in Brazil.

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Capital Markets Access: raised $479 million of new long term debt, increased committed repurchase facilities to $1.2 billion and issued two million common shares in an underwritten public offering, generating net proceeds of $87 million.

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Dividend Growth: raised the regular quarterly dividend twice during the year (from $0.60 to $0.75 per share) and paid a special year end dividend of $0.65 per share. Full year dividends were $3.45 per share for 2006, an increase of 41% over the prior year.

"We are very proud to report another solid year of results," said John Klopp, Capital Trust’s CEO. “In 2006, we made significant strides on all fronts and look forward to building on our success in 2007.”

The Company will conduct a conference call at 10:00 a.m. Eastern Time on March 1, 2007 to discuss fourth quarter and year end 2006 results. Interested parties can access the call toll free by dialing 800-896-8445 or 785-830-1916 for international participants. The conference ID is "CAPITAL." A recorded replay will be available from noon on March 1, 2007 through midnight on March 15, 2007. The replay call number is 800-283-4216 or 402-220-9033 for international callers.

Balance Sheet

Total assets were $2.6 billion at December 31, 2006, reflecting a $379 million (17%) net increase from September 30, 2006 and a 70% increase from $1.6 billion at December 31, 2005. The primary driver of asset growth was the origination of new Interest Earning Assets, as summarized below:

New Gross Originations

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Interest Earning Assets (CMBS, loans and total return swaps) originated for the balance sheet during the year totaled $1.8 billion and had a weighted average all-in effective rate of 8.62%. Interest Earning Assets originated during the fourth quarter totaled $627 million and had a weighted average all-in effective rate of 7.74%.

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CMBS investments closed during the year totaled $395 million and had a weighted average all-in effective rate of 6.45% and a weighted average rating of BBB-. CMBS investments funded during the fourth quarter totaled $8 million and had a weighted average all-in effective rate of 6.27% and a rating of A-.

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Loan investments originated during the year totaled $1.4 billion and had a weighted average all-in effective rate of 9.19% and a weighted average last dollar loan to value of 72.1%. Loan investments originated during the fourth quarter totaled $619 million and had a weighted average all-in effective rate of 7.75% and a weighted average last dollar loan to value of 69.3%.

Interest Earning Assets

•	Interest Earning Assets totaled $2.6 billion at year end and had a weighted average all-in effective rate of 8.40%.
•	$811 million (32%) of the portfolio were CMBS investments with a weighted average all-in effective rate of 7.17% and a weighted average rating of BB+.
•	$1.8 billion (68%) of the portfolio were loan investments with a weighted average all-in effective rate of 8.96% and a weighted average last dollar loan-to-value of 70.4%.
•	$2 million of the portfolio were total return swaps with an all-in effective rate of return of 20.55%.

In 2006, the Company received repayments of Interest Earning Assets totaling $736 million, comprised of full repayments on 54 investments totaling $236 million, and partial repayments of $500 million. During the fourth quarter, the Company received repayments of Interest Earning Assets totaling $277 million, comprised of full repayments on 12 investments totaling $145 million, and partial repayments of $132 million.

In addition to Interest Earning Assets, the Company had three equity investments in unconsolidated subsidiaries at year end 2006. Two of these investments, with a total carrying value of $4 million, represent the remaining co-investments in commingled funds that the Company manages, CT Mezzanine Partners II LP (“Fund II”) and CT Mezzanine Partners III, Inc. (“Fund III”). The third is the Company’s investment in Bracor (representing a total commitment of $15 million, of which $6 million had been drawn at year end). The balance represents costs capitalized in association with the Company’s investment management business.

Total Interest Bearing Liabilities (CDOs, repurchase agreements and junior subordinated debentures) were $2.0 billion at December 31, 2006, of which $1.2 billion (61%) were comprised of CDOs that provide the Company with non-recourse, non-mark-to-market, index matched financing. The balance of the Company’s liabilities was in the form of repurchase agreements totaling $704 million (36%) and junior subordinated debentures totaling $52 million (3%). At year end, the Company’s $2.0 billion of interest bearing liabilities carried a weighted average cash coupon of 5.97% and a weighted average all-in effective rate of 6.15%.

At December 31, 2006, the Company’s GAAP shareholders’ equity was $426 million, representing an $87 million (26%) increase from December 31, 2005. The increase is primarily attributable to the two million share common stock offering executed in November of 2006. Based on shareholders' equity at year end, book value per share was $24.06, compared to $21.92 at December 31, 2005, an increase of 10%. Included in these calculations are 230,399 and 129,291 dilutive shares issuable upon the exercise of outstanding options for the years ended December 31, 2006 and December 31, 2005, respectively, in addition to the common and restricted shares and stock units outstanding.

At December 31, 2006, the Company had total liquidity of $109 million, comprised of $28 million of unrestricted and restricted cash and $81 million of immediately available liquidity from its repurchase agreements. At December 31, 2006, the Company’s debt-to-equity ratio (defined as the ratio of interest bearing liabilities to book equity) was 4.6-to-1 compared to 3.5-to-1 at December 31, 2005.

Investment Management

At year end, the Company managed four investment management vehicles with total assets of $449 million. All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). Two of these vehicles, Fund II and Fund III, have ended their investment periods and are liquidating in the ordinary course. In 2006, the Company expanded its investment management business and raised two new managed vehicles, CT Large Loan 2006, Inc. (“CT Large Loan”) and CT High Grade MezzanineSM (“CT High Grade”). These two new mandates represent a repositioning of the investment management business to create targeted vehicles which complement the investment strategy of the balance sheet. CT Large Loan ($325 million of third party equity commitments), for example, invests in certain large transactions that exceed the balance sheet’s maximum concentration limits, generally $50 million. In such cases, Capital Trust invests with CT Large Loan on a pari passu basis. CT High Grade ($250 million of third party equity commitments), on the other hand, invests primarily in senior (or high grade) commercial real estate mezzanine loans with rates of return lower than the minimum hurdle rates targeted for the balance sheet. Both of these new vehicles are specifically designed to leverage the CT platform, allowing the Company to earn fees for investing third party capital side by side or senior to the Company’s balance sheet.

Full Year Operating Results Comparison

Income from loans and other investments

Growth in Interest Earning Assets, along with a 1.71% increase in average LIBOR, drove an $89.2 million, or 104%, increase in interest income from $86.2 million in 2005 to $175.4 million in 2006. These same factors, combined with generally higher levels of leverage, resulted in a $67.4 million, or 181%, increase in interest expense for the same period. On a net basis, net interest margin increased by $21.8 million, or 45%, which was the primary driver of net income growth from 2005 to 2006.

Management and advisory fees

Base management fees from the investment management business decreased by $2.4 million, or 48%, from $5.1 million in 2005 to $2.7 million in 2006 as both Fund II and Fund III continued to wind down. Base management fees from CT Large Loan and CT High Grade offset the reduction only in part, due to the generally lower level of fees that these vehicles generate and the timing of their launch, after mid-year 2006.

Incentive management fees

Incentive management fees, comprised solely of payments from Fund II, decreased by $6.3 million from $8.0 million in 2005 to $1.7 million in 2006. In 2005, these fees included a catch up payment (pursuant to the fund’s operating documents) for incentive management fees earned but not paid from the inception of Fund II in 2001 through 2005. With the catch up phase completed in 2005, the 2006 payments reflected only incentive fees actually earned in that year.

Gain on sale of investments

In 2006, the Company did not sell any securities or investments. During 2005, the Company sold its investment in Global Realty Outsourcing, Inc., a real estate outsourcing firm, for a gain of $5.0 million.

General and administrative expenses

General and administrative expenses include salary and benefits for employees, operating expenses and professional fees. Total general and administrative expenses increased from $21.9 million to $23.1 million, or 5% between 2005 and 2006, a lower growth rate than would be expected given the business activity in 2006. The change between 2006 and 2005 was due in part to one time expense items in 2005, including: (i) the payment of approximately $2.0 million of Fund II incentive management fees to employees in 2005, while only $398,000 was paid in 2006, and (ii) the incurrence of $757,000 of costs in 2005 associated with a potential corporate combination, an abandoned fund management venture and increased expenses under the Company’s contract with Global Realty Outsourcing, Inc. These impacts were partially offset by increases in professional fees between 2005 and 2006 of roughly $800,000.

Depreciation and amortization

Depreciation and amortization increased from $1.1 million to $3.0 million between 2005 and 2006 due primarily to $1.8 million of expenses incurred in 2006 associated with the effective termination of an investment management venture with a joint venture partner.

Income/(loss) from equity investments

Income from equity investments increased from a loss of $222,000 in 2005 to income of $898,000 in 2006. In 2005, income from equity investments was negative based primarily upon the Company’s co-investment in Fund II, where the fund expensed $16 million of incentive management fees ($8.0 million paid to CTIMCO) and generated an operating loss for the year. In conjunction with the payment of Fund II incentive management fees to CTIMCO in 2005, the Company expensed $1.2 million of costs associated with Fund II that it had previously capitalized. In 2006, income from equity investments was predominantly derived from the Company’s co-investment in Fund III, partially offset by start up operating losses at Bracor. In 2006, the Bracor investment generated a net loss of $132,000, representing CT’s share of operating losses (plus de minimus currency adjustments) for the period from Bracor’s inception through September 30, 2006 (the Company reports Bracor’s operating results on a one fiscal quarter lag).

Income taxes

The Company did not pay any taxes at the REIT level in either 2006 or 2005. However, CTIMCO, its investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings. In 2006, CTIMCO recorded an operating loss before income taxes of $6.7 million, which resulted in an income tax benefit of $2.7 million. In 2005, based in large part upon the receipt of $8.0 million of Fund II incentive compensation, CTIMCO recorded a current income tax expense of $213,000.

Net income

Net income grew by $10.0 million or 23% from $44.1 million in 2005 to $54.1 million in 2006, based in large part upon increased net interest income generated by a higher level of Interest Earning Assets. On a diluted per share basis, net income was $2.88 and $3.40 in 2005 and 2006, respectively, representing an increase of 18%.

Dividends

During 2006, the Company paid regular quarterly dividends of $0.60 per share, $0.70 per share, $0.75 per share and $0.75 per share for the first through fourth quarters for total regular dividends of $2.80, a 24% increase over 2005 regular dividends. In addition, at year end the Company paid a special dividend of $0.65 per share, for total dividends of $3.45 per share, an increase of 41% over 2005 total dividends.

Q1 2007 Dividend

The Company announced today that its Board of Directors declared a first quarter 2007 cash dividend of $0.80 per share of Class A Common Stock. The cash dividend will be payable on April 15, 2007 to stockholders of record on March 31, 2007. The $0.80 per share dividend represents a $0.05 per share (7%) increase from the prior quarter's regular dividend of $0.75 per share.

Forward-Looking Statements

The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company's investment activities have focused primarily on the real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol "CT." The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2006 and 2005

(in thousands except per share data)

	December 31,	December 31,
	2006	2005
	(audited)	(audited)

Assets

Cash and cash equivalents	$26,142	$24,974
Restricted cash	1,707	1,264
Commercial mortgage-backed securities	810,970	487,970
Loans receivable	1,754,536	990,142
Total return swaps	1,815	4,000
Equity investment in unconsolidated subsidiaries	11,485	14,301
Deposits and other receivables	3,128	5,679
Accrued interest receivable	14,888	9,437
Interest rate hedge assets	2,565	2,385
Deferred income taxes	3,609	3,979
Prepaid and other assets	17,719	13,511
Total assets	$2,648,564	$1,557,642

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$38,061	$24,957
Repurchase obligations	704,444	369,751
Collateralized debt obligations (“CDOs”)	1,212,500	823,744
Participations sold	209,425	—
Junior subordinated debentures	51,550	—
Interest rate hedge liabilities	1,688	113
Deferred origination fees and other revenue	4,624	227
Total liabilities	2,222,292	1,218,792

Shareholders’ equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 16,933 and 14,870 shares issued and outstanding at December 31, 2006 and 2005, respectively (“class A common stock”)	169	149
Restricted class A common stock, $0.01 par value, 481 and 404 shares issued and outstanding at December 31, 2006 and 2005, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	5	4
Additional paid-in capital	417,641	326,299
Accumulated other comprehensive gain	12,717	14,879
Accumulated deficit	(4,260)	(2,481)
Total shareholders’ equity	426,272	338,850

Total liabilities and shareholders’ equity	$2,648,564	$1,557,642

Capital Trust, Inc. and Subsidiaries

Consolidated Statements of Income

Three and Twelve Months Ended December 31, 2006 and 2005

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(audited)	(audited)
Income from loans and other investments:
Interest and related income	$51,542	$28,841	$175,404	$86,200
Less: Interest and related expenses	32,233	13,520	104,607	37,229
Income from loans and other investments, net	19,309	15,321	70,797	48,971

Other revenues:
Management and advisory fees	666	788	2,650	5,091
Incentive management fees	1,440	192	1,652	8,033
Gain on sale of investments	—	4,951	—	4,951
Special servicing fees	40	—	105	—
Other interest income	629	179	1,354	553
Total other revenues	2,775	6,110	5,761	18,628

Other expenses:
General and administrative	6,368	5,555	23,075	21,939
Depreciation and amortization	356	277	3,049	1,114
Total other expenses	6,724	5,832	26,124	23,053

Income/(loss) from equity investments	(152)	613	898	(222)

Income before income taxes	15,208	16,212	51,332	44,324

(Benefit)/provision for income taxes	(281)	(102)	(2,735)	213

Net income	$15,489	$16,314	$54,067	$44,111

Per share information:
Net earnings per share of common stock
Basic	$0.92	$1.07	$3.43	$2.91
Diluted	$0.91	$1.06	$3.40	$2.88
Weighted average shares of common stock outstanding
Basic	16,822,889	15,165,621	15,754,655	15,181,476
Diluted	17,034,752	15,364,287	15,923,397	15,335,914
Dividends declared per share of common stock	$1.40	$0.80	$3.45	$2.45